Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director - Shared Services	July 14, 2005
(757) 222-9602	For Immediate Release

Royster-Clark, Inc. Announces an Extension of the Tender Offer for its

10¼% First Mortgage Notes due 2009

New York, NY, July 14, 2005 — Royster-Clark, Inc. (the “Company”) announced today that it has extended the expiration date of its previously announced tender offer (the “Offer”) relating to its outstanding 10¼% First Mortgage Notes due 2009 (CUSIP No. 780879 AB 8) (the “Notes”) from 12:00 midnight., New York City time, on Thursday, July 14, 2005, to 5:00 p.m., New York City time, on Thursday, July 21, 2005, unless otherwise extended or earlier terminated by the Company (the “Expiration Date”). Subject to the terms and conditions of the Offer, payment for any Notes tendered will be made promptly after the Expiration Date.

Except for the extension described above, all other terms and conditions of the Offer remain unchanged. To date, holders of $167,215,00 of the outstanding principal amount of the Notes, which represents approximately 83.6% of the $200,000,000 outstanding principal amount of the Notes, have tendered their outstanding Notes and delivered related consents pursuant to the Offer and consent solicitation. The last day that holders of Notes could have withdrawn tendered Notes and revoked delivered consents was as of 12:00 midnight, New York City time, on June 29, 2005 (the “Withdrawal Deadline”). As a result, tendered Notes and delivered consents may no longer be withdrawn or revoked.

The closing of the tender offer is subject to certain conditions with respect to the Notes, including without limitation, that the Company has received on or prior to the Expiration Date net proceeds from the related Transactions (as defined in the Statement) or other available sources of cash, in each case, on terms and conditions satisfactory to the Company in its sole discretion and in an amount sufficient to pay the aggregate total consideration payable pursuant to the tender offer, plus all fees and expenses related to the tender offer and the consent solicitation.

The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and the related Consent and Letter of Transmittal. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, 22nd Floor, New York, NY 10005. The Information Agent may be telephoned toll-free at (800) 848-2998 or at (212) 269-5550.

CIBC World Markets is the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager, Attention: Brian Perman. The Dealer Manager may be telephoned toll-free at (800) 274-2746 or at (212) 885-4489.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the Offer and the consent solicitation are set forth in the Statement and in the related Consent and Letter of Transmittal.

Royster-Clark, Inc., headquartered in Norfolk, Virginia, is one of the nation’s largest retailers of fertilizer products, carrying a broad line of agricultural inputs and providing services to farmers.

For more information, contact Paul Murphy, Chief Financial Officer, 757.222.9513.

Royster-Clark, Press Release – July 14, 2005	Page 1 of 1